Exhibit 10.7

REVIVAL AND AMENDING AGREEMENT – PURCHASE AND SALE AGREEMENT

(this “Agreement”)

This Agreement made as of January 20, 2021 (the “Effective Date”).

BETWEEN:

2474177 ONTARIO INC.

(the “Seller”)

AND

SST II ACQUISITIONS, LLC

(the “Purchaser”)

RECITALS:

A.

The parties hereto entered into a purchase and sale agreement dated November 18, 2020 with respect to the purchase and sale of lands legally described in PIN 10507-0143 and municipally known as 1480 Jane Street, Toronto, Ontario, all as more specifically described in such agreement (the “PSA”). The Purchaser did not waive the Diligence Condition Precedent during the Diligence Period.

B.	The parties hereto wish to revive the PSA and make certain amendments to the PSA, all as provided for herein.

NOW THEREFORE in consideration of One ($1.00) Dollar paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants and agreements between the parties contained in this Agreement, the Seller and the Purchaser agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

Initially capitalized terms used herein shall have the meanings given to such terms in the PSA unless otherwise defined herein.

ARTICLE 2

AMENDMENTS

2.1	Revival

Notwithstanding that the Diligence Condition Precedent was not waived during the Diligence Period, the Parties agree to revive the PSA and upon the execution of this Agreement the PSA will be in full force and effect.

2.2	Diligence Period

Section 5.2(b) of the PSA is hereby amended by deleting “no later than sixty (60) days from the Acceptance Date” and replacing the same with “on March 19, 2021”.

2.3	Environmental Reports

In the event Purchaser fails to waive its Diligence Condition Precedent and the PSA is terminated as a result thereof, Purchaser covenants and agrees to provide Seller with copies of any environmental reports it has commissioned in respect of the Property, together with reliance letters addressed to the Seller.

2.4	No Other Amendments

Except as amended by the foregoing, all provisions of the PSA are hereby reaffirmed and remain unchanged.

ARTICLE 3

MISCELLANEOUS

3.1	Further Assurances

Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to carry out the intent of this Agreement.

3.2	Severability

If any term, condition or provision of this Agreement shall be determined to be invalid or unenforceable it shall be deemed to be severable from the remainder of this Agreement which shall continue in full force and effect.

3.3	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of the Province of Ontario.

3.4	Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

3.5	Time

Time is of the essence.

3.6	Execution in Counterpart

This Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document, all such counterparts shall together constitute, and be construed as, one instrument and each of such counterparts shall, notwithstanding the date of its execution, be deemed to bear the date first written above. A signed counterpart provided by way of facsimile transmission or in electronic portable document format (.pdf) shall be as binding upon the parties as an originally signed counterpart.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date.

2474177 ONTARIO INC.
Per:	/s/ Gil Shcolyar
	Name:	Gil Shcolyar
	Title:	Director
I/We have the authority to bind the corporation

SST II ACQUISITIONS, LLC
Per:	/s/ Michael S. McClure
	Name:	Michael S. McClure
	Title:	CEO
I have the authority to bind the corporation

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